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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




         Date of Report (Date of earliest event reported) April 3, 1997

                        Bristol Technology Systems, Inc.
             (Exact name of registrant as specified in its charter)

          Delaware                     0-21633                  58-2235556
(State or other juridiction          (Commission             (I.R.S. Employer
     of incorporation)               File Number)          Identification No.)


18201 Von Karman Avenue, Suite 305, Irvine, California                 92612
      (Address of prinicipal executive offices)                      (Zip Code)



Registrant's telephone number, including area code: (714) 475-0800


                                 Not Applicable
          (Former name or former address, if changed since last report)
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ITEM 5 - OTHER EVENTS

         On April 3, 1997, Bristol Technology Systems, Inc. ("the Company"); Smyth Merger Corp., a Delaware corporation and a newly-formed, wholly-owned subsidiary of the Company ("SMC"); Smyth Systems, Inc., a Delaware corporation ("SSI"); and the managing stockholders of SSI entered into an Agreement and Plan of Reorganization (the "SSI Agreement"), which contemplates a reverse triangular merger of SMC with and into SSI (the "SSI Merger") in a tax-free reorganization. In connection with the SSI Merger, the stockholders of SSI will exchange all of the outstanding capital stock of SSI for $5,338,200 of non-registered, restricted Common Stock of the Company. The exact number of shares to be issued shall be determined based upon the closing price of the Company's publicly traded common stock during the period between April 3, 1997 and the closing date, currently scheduled for May 31, 1997. The closing is subject to several conditions including a due diligence investigation of SSI by the Company. The purchase price is subject to downward adjustment if SSI does not deliver an audited net worth as of December 31, 1996 of at least $1,310,000. The Company has agreed to include the shares of Common Stock to be issued in the SSI Merger in a registration statement to be filed under the Securities Act of 1933, as amended. In connection with the SSI, Merger, Messrs. Robert T. Smyth, Larry D. Smyth and William A. Smyth, who are executives and principal stockholders of SSI, will continue to be employed by SSI following the closing of the SSI Merger pursuant to written employment agreements.

         SSI has been in business since 1949 and is comprised of two divisions. One division is a provider of automated, integrated, turnkey systems for country clubs, golf shops, golf resort operations, retail apparel specialty stores, department stores, sporting goods stores, and museum shops, with installations in 48 of the 50 United States and in four countries. SSI provides these products and services from its offices in Canton, Ohio; Irvine, California; Dallas, Texas; and Salt Lake City, Utah. The second division is a provider of point-of-sale ("POS") systems manufactured by NCR. SSI sells, installs and services NCR POS systems at supermarkets, quick service food outlets, restaurants and other retail establishments from its base office in Canton, Ohio for the Canton, Akron, Cleveland, Youngstown and Mansfield areas, and from its office in Irvine and Montclair, California for the Southern California area. For the twelve months ended December 31, 1996, SSI had preliminary unaudited net revenues and earnings before interest and taxes of $12,100,00 and $540,000, respectively. Total assets at December 31, 1996, were approximately $3,300,000. The Merger is expected to be accounted for as a pooling of interest.

         On April 14, 1997, the Company, Cash Registers Incorporated, a Kentucky corporation and a wholly-owned subsidiary of the Company ("CRI"), Electronic Business Machines, Inc., an Indiana corporation ("EBM"), and Floyd Shirrell, the sole stockholder of EBM, entered into an Agreement and Plan of Merger (the "EBM Agreement"), which contemplates a forward triangular merger of EBM with and into CRI (the "EBM Merger") in a tax-free reorganization. In connection with the EBM Merger, Mr. Shirrell will exchange all of the outstanding capital stock of EBM for $400,000 in cash paid by CRI and $550,000 of non-registered, restricted Common Stock of the Company. The exact number of shares to be issued shall be determined based upon the closing price of the Company's publicly traded common stock on May 25, 1997. The closing date for the EBM Merger is currently scheduled for May 31, 1997. The closing is subject to several conditions including a due diligence investigation of EBM by the Company. The purchase price is subject to both upward and downward adjustments depending upon whether EBM delivers more or less than $124,000 of audited net worth as of the closing date. In addition, the purchase price is subject to a downward adjustment if EBM delivers less than $180,000 of audited pre-tax earnings for the twelve month period ending as of the closing date. In connection with the EBM Merger, Mr. Shirrell will be retained as an independent contractor of CRI and the Company pursuant to a written agreement to (i) procure acquisition candidates for the Company; and (ii) advise CRI with respect to market, sales and service opportunities for POS systems.

         EBM, which has been in business since 1973, sells, installs and services POS systems within central Indiana and central Kentucky from its offices in Indianapolis, Indiana and Louisville, Kentucky. The primary focus of EBM's business is to serve the POS systems needs of the table service restaurant market with products manufactured by Micros. EBM also specializes in the sale of generic PC systems in
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those situations when networking is a requirement of the customer. For the twelve months ended December 31, 1996, EBM had preliminary unaudited net revenues and pre-tax earnings of $2,400,000 and $178,000, respectively. Total assets at December 31, 1996 were approximately $1,000,000.


The Company's recently announced financial results for the period from inception (April 3, 1996) to December 31, 1996 stated net revenues of $4,196,000 and a net loss of $107,000.


Item 7 - Financial Statements, Pro Forma Financial Information and Exhibits

99.2     Press Release dated April 4, 1997.

99.3     Press Release dated April 14, 1997.
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                                    SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       BRISTOL TECHNOLOGY SYSTEMS, INC.



                                       By: /S/ KELLY KAUFMAN
                                          -----------------------------
                                               Kelly Kaufman, Vice President and
                                               Principal Financial Officer



April 17, 1997